UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2024

Fulcrum Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38978	47-4839948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Landsdowne Street
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 651-8851

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FULC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On December 18, 2024, Fulcrum Therapeutics, Inc., or Fulcrum, received written notice from Genzyme Corporation, a wholly-owned subsidiary of Sanofi, or Sanofi, of Sanofi’s election to terminate for convenience the collaboration and license agreement dated May 11, 2024 between Fulcrum and Sanofi, under which Fulcrum granted to Sanofi certain intellectual property rights to commercialize losmapimod, an oral small molecule for the treatment of facioscapulohumeral muscular dystrophy, or FSHD, outside of the United States. In accordance with the agreement, the termination will become effective on April 17, 2025, which is 120 days following the date of receipt of the notice by Fulcrum.

Until the termination of the agreement, the parties will continue to perform their respective obligations under the agreement. As of the termination date, the agreement will be terminated in its entirety, following which Fulcrum will not be entitled to receive any further milestone payments, royalties, or global development cost reimbursement.

Under the agreement, pursuant to a mutually agreed global development plan, Fulcrum continued the Phase 3 clinical trial for losmapimod for the treatment of FSHD, and Fulcrum and Sanofi agreed to equally share global development costs. In addition to potential future activities conducted under a mutually agreed global development plan, Sanofi had the right to conduct certain development activities that were solely intended to support obtaining or maintaining regulatory approval outside of the United States. Fulcrum had the sole right to manufacture for its activities under the global development plan and for commercialization in the United States and, subject to the terms of a supply agreement, Fulcrum was to have supplied Sanofi’s clinical and commercial supply requirements of losmapimod until Sanofi elected to take over such manufacturing responsibilities.

Per the terms of the agreement, Sanofi made an upfront payment of $80.0 million to Fulcrum. Fulcrum was also eligible to receive up to an additional $975.0 million in specified regulatory and sales-based milestones, and Sanofi agreed to pay Fulcrum tiered royalties ranging from low-teens to mid-twenties based on Sanofi’s and any of its affiliates’ and sublicensees’ annual net sales of losmapimod outside the United States. The royalties were payable on a product-by-product basis during a specified royalty term, and could have been reduced in specified circumstances.

The foregoing description of the terms of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which was filed with the Securities and Exchange Commission as exhibit 10.1 to Fulcrum’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024, and which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1†	Collaboration and License Agreement, dated as of May 11, 2024, by and between Fulcrum and Genzyme Corporation, Inc, a wholly-owned subsidiary of Sanofi (incorporated by reference to Exhibit 10.1 to Fulcrum’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2024).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain portions of this exhibit have been omitted because the registrant has determined that they are both not material and is the type of information that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULCRUM THERAPEUTICS, INC.

Date: December 23, 2024	By:	/s/ Alex C. Sapir
Name: Alex C. Sapir Title: President and Chief Executive Officer